                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   MANPOWER INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                           MILWAUKEE, WISCONSIN 53217

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1997

To the Shareholders of Manpower Inc.:

     The 1997 Annual Meeting of Shareholders of Manpower Inc. (the "Company") will be held at the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on April 28, 1997 at 10:00 a.m., local time, for the following purposes:

     (1) To elect three directors to serve until 2000 as Class I directors;

     (2) To increase the number of shares authorized under the Manpower 1990 Employee Stock Purchase Plan;

     (3) To increase the number of shares authorized under the Manpower 1991 Directors Stock Option Plan;

     (4) To approve an incentive bonus arrangement for the Company's Executive Vice President and Managing Director -- International Operations;

     (5) To approve an incentive bonus arrangement for the Company's Executive Vice President;

     (6) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1997; and

     (7) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on February 21, 1997 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE ANNUAL MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          J.F. Chait, Secretary

March 28, 1997

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                           MILWAUKEE, WISCONSIN 53217

                                 MARCH 28, 1997

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Manpower Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on April 28, 1997, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin 53202.

     The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $7,000 plus expenses.

     Only shareholders of record at the close of business on February 21, 1997 (the "Record Date") are entitled to notice of and to vote the shares of common stock, $.01 par value (the "Common Stock"), of the Company registered in their name at the Annual Meeting. As of the Record Date, the Company had outstanding 81,797,035 shares of its Common Stock. The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the Record Date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Broker non-votes will not be counted as voting on any matter at the Annual Meeting. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     This Proxy Statement, Notice of Meeting and the accompanying proxy card, together with the Company's Annual Report to Shareholders, including financial statements for its fiscal year ended December 31, 1996, are being mailed to shareholders of the Company commencing on or about March 28, 1997.

     IF THE ACCOMPANYING PROXY CARD IS PROPERLY SIGNED AND RETURNED TO THE COMPANY AND NOT REVOKED, IT WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. EACH SHAREHOLDER MAY REVOKE A PREVIOUSLY GRANTED PROXY AT ANY TIME BEFORE IT IS EXERCISED BY WRITTEN NOTICE OF REVOCATION OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY OF THE COMPANY. ATTENDANCE AT THE ANNUAL MEETING WILL NOT, IN ITSELF, CONSTITUTE REVOCATION OF A PROXY. UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS CLASS I DIRECTORS BY THE BOARD OF DIRECTORS, FOR THE INCREASE IN SHARES AUTHORIZED UNDER THE MANPOWER 1990 EMPLOYEE STOCK PURCHASE PLAN, FOR THE INCREASE IN SHARES AUTHORIZED UNDER THE MANPOWER 1991 DIRECTORS STOCK OPTION PLAN, FOR THE INCENTIVE BONUS ARRANGEMENT FOR THE COMPANY'S EXECUTIVE VICE PRESIDENT AND MANAGING DIRECTOR -- INTERNATIONAL OPERATIONS, FOR THE INCENTIVE BONUS ARRANGEMENT FOR THE COMPANY'S EXECUTIVE VICE PRESIDENT, FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS WITH REGARD TO ALL OTHER MATTERS OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR OWN DISCRETION.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists as of the Record Date information as to the only persons believed by the Company to be beneficial owners of more than 5% of its outstanding Common Stock:

                  NAME AND ADDRESS OF                    AMOUNT AND NATURE OF       PERCENT OF
                   BENEFICIAL OWNERS                     BENEFICIAL OWNERSHIP        CLASS(1)
                  -------------------                    --------------------       ----------
State Farm Mutual Automobile Insurance Company..........     6,160,000(2)              7.5%
One State Farm Plaza
Bloomington, IL 61710
The Prudential Insurance Company of America.............     6,005,050(3)              7.3%
751 Broad Street
Newark, NJ 07102-3777
Jennison Associates Capital Corp........................     5,958,200(4)              7.3%
466 Lexington Avenue
New York, NY 10017
Montag & Caldwell, Inc..................................     5,703,978(5)              7.0%
1100 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326-1450
Capital Group Companies, Inc............................     5,698,590(6)              7.0%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp................................................     4,610,400(7)              5.6%
82 Devonshire Street
Boston, MA 02109

---------------
(1) Based on 81,797,035 shares of Common Stock outstanding as of the Record
    Date.

(2) This information is based on a Schedule 13G dated January 6, 1997. State Farm Mutual Automobile Insurance Company has sole voting and investment power for all shares held.

(3) This information is based on a Schedule 13G dated January 30, 1997. The Prudential Insurance Company of America has sole voting power with respect to 666,600 shares, shared voting power with respect to 4,738,650 shares, sole investment power with respect to 666,600 shares and shared investment power with respect to 5,338,450 shares. See Note 4, below, for information relating to ownership of Manpower Common Stock through Jennison Associates Capital Corp.

(4) This information is based on a Schedule 13G dated January 29, 1997. Jennison Associates Capital Corp. has sole voting power with respect to 894,100 shares, shared voting power with respect to 4,464,300 shares, sole investment power with respect to no shares and shared investment power with respect to 5,958,200 shares. The Schedule 13G filed by Jennison reported that 100% of Jennison's stock is owned by The Prudential Insurance Company of America. Based on this ownership and discussions with the compliance departments of Jennison and The Prudential Insurance Company of America, the Company believes that the shares reported on Jennison's Schedule 13G are included in the shares reported in the Schedule 13G filed by The Prudential Insurance Company of America.

(5) This information is based on a Schedule 13G dated January 9, 1997. Montag & Caldwell has sole voting and investment power for all shares held.

(6) This information is based on a Schedule 13G dated February 12, 1997. Capital Group Companies, Inc. has sole voting power with respect to 1,281,190 shares, shared voting power with respect to no shares, sole dispositive power with respect to 5,698,590 shares and shared dispositive power with respect to no shares. Capital Research and Management Company, a registered investment adviser, beneficially owns 4,272,500 of the reported shares or 5.2%.

(7) This information is based on a Schedule 13G dated February 14, 1997. FMR Corp. has sole voting and investment power for all shares held.

                            1. ELECTION OF DIRECTORS

     The Company's directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class I expires at the Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I directors, be elected as Class I directors for a new term of three years ending at the 2000 Annual Meeting and until their successors are duly elected and qualified.

     Nominees receiving the largest number of affirmative votes cast will be elected as directors up to the maximum number of directors to be chosen at the election. Accordingly, any shares not voted affirmatively, whether by abstention, broker non-vote or otherwise, will not be counted as affirmative votes cast for any director.

                                                             PRINCIPAL OCCUPATION
                NAME                                          AND DIRECTORSHIPS
                ----                                         --------------------
                                  NOMINEES FOR DIRECTORS -- CLASS I
Audrey                                   Principal, Audrey Freedman & Associates, 1992 to present;
Freedman.............................    Chairman, Business Research Advisory Council, U.S. Bureau of
  Age 67                                 Labor Statistics, 1992 to 1994. Ms. Freedman was a Labor
                                         Economist and Counselor with The Conference Board, Inc., New
                                         York, from 1976 to 1992. A director of the Company since
                                         August, 1991.
Mitchell S.                              President and Chief Executive Officer of the Company since
Fromstein............................    January, 1989, and Chairman of the Board since April, 1989.
  Age 69                                 President and Chief Executive Officer of the Company's
                                         former principal operating subsidiary from 1976 until 1996 and a director thereof from 1971 until 1996. A director of the Company and its predecessors for more than five years.
                                         Also a director of Aramark Corp.
Dennis                                   Chairman of GPA Group plc and Chairman Elect of Pearson plc.
Stevenson............................    A director of the Company and its predecessors for more than
  Age 51                                 five years. Also a director of British Sky Broadcasting
                                         Group plc.

                                        CONTINUING DIRECTORS
                               CLASS II DIRECTORS (TERM EXPIRING 1998)
J. Ira                                   Senior Managing Director of the investment banking firm of
Harris...............................    Lazard Freres & Co. LLC. A director of the Company since
  Age 58                                 August, 1991.
Terry A.                                 Executive Vice President of the Company and a director since
Hueneke..............................    December, 1995. Senior Vice President -- Group Executive of
  Age 54                                 the Company's former principal operating subsidiary from
                                         1987 until 1996.
Newton N.                                Of Counsel to the law firm of Sidley & Austin, Chicago,
Minow................................    Illinois, since March, 1991. From 1965 through March, 1991,
  Age 71                                 Mr. Minow was a partner in the law firm of Sidley & Austin.
                                         A director of the Company since August, 1991. Also a
                                         director of AON Corporation, True North Communications,
                                         Inc., Sara Lee Corporation and Big Flower Press Holdings,
                                         Inc.
Gilbert                                  Consultant to the Company since January, 1994. Senior
Palay................................    Executive Vice President of the Company from August, 1991 to
  Age 69                                 December, 1993 and Senior Executive Vice President of the
                                         Company's former principal operating subsidiary from
                                         September, 1989 to December, 1993. Principal Financial
                                         Officer of the Company from August, 1991 to August, 1993. A director of the Company and its predecessors for more than five years.

                                                             PRINCIPAL OCCUPATION
                NAME                                          AND DIRECTORSHIPS
                ----                                         --------------------
                              CLASS III DIRECTORS (TERM EXPIRING 1999)
Jon F.                                   Executive Vice President, Secretary and a director of the
Chait................................    Company since August, 1991, Chief Financial Officer of the
  Age 46                                 Company since August, 1993 and Managing Director --
                                         International Operations since December, 1995. Executive
                                         Vice President of the Company's former principal operating subsidiary from September, 1989 until 1996. Also a director of Marshall & Ilsley Corporation.
Dudley J. Godfrey,                       A shareholder in the law firm of Godfrey & Kahn, S.C.,
Jr...................................    Milwaukee, Wisconsin. A director of the Company since
  Age 70                                 October, 1990 and a director of the Company's former
                                         principal operating subsidiary from 1969 to September, 1987 and January, 1989 to 1996. Also a director of Clarcor Inc.
                                         and Fort Howard Corporation.
Marvin B.                                Principal shareholder and officer of Manpower Services
Goodman..............................    (Toronto) Limited, a Company franchise in Ontario, Canada
  Age 68                                 from 1956 to August, 1993. A director of the Company since
                                         November, 1993.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has standing Audit, Compensation and Executive Committees. In addition, in February, 1997 the Board of Directors created a new Executive Performance Compensation Committee. The Board does not have a Nominating Committee. The Board of Directors held five meetings and acted three times by written consent during 1996. Each director attended at least 75% of the full board meetings and meetings of committees on which each served in 1996.

     The Audit Committee consists of Messrs. Minow (Chairman), Godfrey, Goodman and Harris. The functions of the Audit Committee are to: (i) recommend annually to the Board of Directors the appointment of the independent auditors; (ii) review the arrangements for and scope of the annual audit and review the results thereof with the independent auditors; (iii) review and approve non-audit services of the independent auditors and monitor the independence of the Company's auditors; (iv) review compliance with major accounting and audit policies; (v) review management's procedures and policies relative to the adequacy of the Company's internal accounting controls; and (vi) monitor the Company's compliance with the Foreign Corrupt Practices Act and its internal policies with respect to business conduct and conflicts of interest. The Audit Committee held three meetings during 1996.

     The Executive Compensation Committee consists of Mr. Godfrey (Chairman), Ms. Freedman, Mr. Goodman and Mr. Harris. The functions of this Committee are to: (i) establish the compensation of Mr. Fromstein, the Chief Executive Officer of the Company, Mr. Chait, Executive Vice President, Managing Director -- International Operations and Chief Financial Officer of the Company, and Mr. Hueneke, Executive Vice President of the Company, subject to ratification by the Board of Directors; (ii) approve the compensation, based on the recommendations of the senior executive officers, of certain other senior executives of the Company and its subsidiaries; (iii) review the compensation of all other senior managers of the Company and its subsidiaries; and (iv) serve as the administrative committee for the Company's stock option and stock purchase plans. Certain performance - based compensation for executive officers must also be approved by the Executive Performance Compensation Committee as discussed below. The Executive Compensation Committee held four meetings and acted once by written consent during 1996.

     The Executive Performance Compensation Committee acts as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code ("IRC"). In addition, the Committee serves as a committee of disinterested directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and will approve transactions subject to Rule 16b-3 to the extent deemed advisable under the Rule. The Committee consists of Messrs. Goodman and Minow.

     The Executive Committee consists of Messrs. Fromstein, Godfrey and Palay. This Committee may exercise full authority in the management of the business and affairs of the Company's Board of Directors when the Board of Directors is not in session, except to the extent limited by Wisconsin law, the Company's Articles of Incorporation or By-laws, or as otherwise limited by the Board of Directors. Although the Committee has very broad powers, in practice, it meets only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the Board of Directors. The Executive Committee did not meet in 1996. The Executive Committee, however, took action by written consent four times in 1996.

REMUNERATION OF DIRECTORS

     Directors of the Company who are not employees of the Company or any of its subsidiaries, are currently entitled to an annual fee of $50,000, inclusive of a retainer and all meeting and committee fees. In addition, each director is reimbursed for travel expenses incurred in connection with attending Board of Directors meetings. In lieu of receiving payment of fees in cash, directors may elect to participate in the 1991 Directors Stock Option Plan or the Deferred Stock Plan. At the Annual Meeting, shareholders will vote on a proposal to increase the number of shares available under the 1991 Directors Stock Option Plan. See "3. INCREASE IN SHARES AUTHORIZED UNDER MANPOWER 1991 DIRECTORS STOCK OPTION PLAN."

     Upon adoption of the 1991 Directors Stock Option Plan, Messrs. Godfrey, Harris, Minow and Stevenson each agreed to accept stock options over 50,000 shares (one-fifth vesting each year) in lieu of cash fees for five years. The last portion of these options (options over 10,000 shares) vested in October, 1996 and are all exercisable. In November, 1996, Mr. Godfrey, Ms. Freedman, Mr. Harris, Mr. Minow and Mr. Stevenson each agreed to accept stock options over 50,000 shares in lieu of cash fees for the five years following the date of grant. The option exercise price for the November, 1996 directors' stock options is $28.00 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. These options are exercisable as to one-fifth of the shares on each anniversary of the date of grant, subject to acceleration of vesting under certain conditions set forth in the Plan. Upon Mr. Goodman's appointment to the Board of Directors in November, 1993, he also agreed to accept stock options over 50,000 shares in lieu of cash fees for five years. The option exercise price for Mr. Goodman's stock options is $16.00 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. The options are not exercisable until 1998 (with certain exceptions specified in the Plan) and vest ratably over the five-year period. In 1995, Mr. Palay agreed to accept stock options over 50,000 shares in lieu of cash fees for five years. The option exercise price for Mr. Palay's stock options is $33.875 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the business date immediately preceding the date of grant. Mr. Palay's options are not exercisable until 2000 (with certain exceptions specified in the Plan) and vest ratably over the five-year period.

     Pursuant to the Company's Deferred Stock Plan, Ms. Freedman elected to receive share equivalents in lieu of cash fees for the five year period beginning in 1991 and ending in October, 1996. A total of 12,519 share equivalents were originally credited to her account, representing the present value of fees she would have otherwise received during the period, divided by $11.875 per share, which was 100% of the closing market price of the Company's Common Stock as reported on the NYSE on the date of her election. Additional share equivalents are received in an amount equal to dividends paid on the Company's Common Stock. The share equivalents vested ratably over the five-year period and Common Stock is distributed in settlement of the share equivalents upon the termination of service as a director for any reason. In November, 1996 at the end of the vesting period for her 1991 share equivalent election, Ms. Freedman elected to receive options in lieu of cash fees under the 1991 Directors Stock Option Plan as discussed above.

     Certain information with respect to Ms. Freedman and Messrs. Godfrey and Harris is set forth under "EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION," below. Upon his retirement from the Company in 1993, Mr. Palay entered into a consulting agreement with the Company whereby the Company pays Mr. Palay for services rendered, generally at an hourly rate. For the year ended December 31, 1996, the Company paid Mr. Palay approximately $370,000 for services rendered pursuant to this agreement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth in the table below, as of the Record Date, are the shares of the Company's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and all directors and executive officers of the Company as a group and the shares of the Company's Common Stock that could be acquired within 60 days of the Record Date by such persons.

                                                         COMMON STOCK
                      NAME OF                            BENEFICIALLY        RIGHT TO ACQUIRE    PERCENT OF
                 BENEFICIAL OWNER                          OWNED(1)          COMMON STOCK(1)      CLASS(2)
                 ----------------                        ------------        ----------------    ----------
Mitchell S. Fromstein..............................         848,905                606,543(3)       1.0%
Jon F. Chait.......................................         196,460(4)             100,000(3)         *
Terry A. Hueneke...................................          58,000                 50,000(3)         *
Michael J. Van Handel..............................          20,350                 13,500(3)         *
Audrey Freedman....................................          12,688                 12,688(5)         *
Dudley J. Godfrey, Jr..............................          51,500(6)              50,000(7)         *
Marvin Goodman.....................................          35,500(8)              32,500(7)         *
J. Ira Harris......................................          72,500(9)              50,000(7)         *
Newton N. Minow....................................          66,516(10)             50,000(7)         *
Gilbert Palay......................................         280,022                171,604(3)(7)      *
Dennis Stevenson...................................          51,500                 50,000(7)         *
All Directors and Executive Officers as a group....       1,693,941              1,186,835          2.1%

---------------
 (1) Except as indicated below, all shares shown in this column are owned with sole voting and investment power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

 (2) Except as indicated, no person named in the table beneficially owns more than 1% of the outstanding shares of Common Stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

 (3) Common Stock that may be acquired within 60 days of the date hereof through the exercise of stock options.

 (4) Includes 1,000 shares held in trust for the benefit of a minor child.

 (5) Ms. Freedman agreed to accept share equivalents in lieu of cash fees for a five-year period commencing in 1991 and ending in October, 1996, vesting at a rate of 20% each year. Under the terms of the Deferred Stock Plan, Ms. Freedman would be entitled to the distribution of 12,688 shares of Common Stock as of the Record Date upon the termination of service as a director for any reason. Such shares are included in the table. See "Remuneration of Directors."

 (6) Includes 500 shares held by Mr. Godfrey's spouse and 500 shares held in trust.

 (7) Includes the vested portion of options held under the 1991 Directors Stock Option Plan.

 (8) Includes 1,000 shares held by Mr. Goodman's spouse.

 (9) Includes 22,500 shares held in a living trust for the benefit of Mr.
     Harris.

(10) Includes 12,500 shares held in a living trust for the benefit of Mr. Minow, 2,200 shares held in a living trust for the benefit of his spouse, and Mr. Minow's proportionate interest (16 shares) in a partnership holding an aggregate of 3,000 shares. The total also includes 1,800 shares held in a family charitable foundation, as to which Mr. Minow disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table (the "Summary Compensation Table") sets forth the compensation for the past three years (to the extent applicable) of each of the Company's executive officers:

                                                                                      LONG TERM COMPENSATION
                                                                               ------------------------------------
                                                ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                       -------------------------------------   -----------------------   ----------
                                                                                            SECURITIES
                                                                   OTHER                    UNDERLYING                   ALL
                                                                   ANNUAL      RESTRICTED    OPTIONS/                   OTHER
           NAME AND                                               COMPEN-        STOCK         SARS         LTIP       COMPEN-
      PRINCIPAL POSITION        YEAR   SALARY($)    BONUS($)    SATION($)(1)   AWARDS($)       (#)       PAYOUTS($)   SATION($)
      ------------------        ----   ---------    --------    ------------   ----------   ----------   ----------   ---------
M.S. Fromstein                  1996   $860,000    $3,211,174     $ 7,631            --           --           --           --
  Chairman of the Board,        1995    860,000     2,861,819       3,746            --           --           --           --
  President and Chief           1994    860,000     1,746,998       3,749            --           --           --           --
  Executive Officer
J.F. Chait                      1996   $350,000    $  802,794(2)   $62,011(3)        --           --           --           --
  Executive Vice President,     1995    350,000       715,455         709            --           --           --           --
  Managing Director --          1994    350,000       436,750       3,749            --           --           --           --
  International Operations,
  Chief Financial Officer,
  and Secretary
T.A. Hueneke                    1996   $350,000    $  697,714(2)   $     0           --           --           --           --
  Executive Vice President(4)   1995    300,000       425,000           0            --           --           --           --
M.J. Van Handel                 1996   $143,151    $   50,000     $     0            --       10,000           --           --
  Vice President -- Chief       1995     96,971        50,000       3,746            --           --           --           --
  Accounting Officer and
  Treasurer(5)

---------------
(1) "Other Annual Compensation" includes the discount associated with purchases of Common Stock under the Manpower 1990 Employee Stock Purchase Plan. The Manpower 1990 Employee Stock Purchase Plan is available to all U.S. employees (meeting certain qualifying standards) and is described below. See "Stock Purchase Plans."

(2) See "REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS," below regarding deferred bonus amounts.

(3) "Other Annual Compensation" for Mr. Chait also includes an overseas living expense subsidy.

(4) Mr. Hueneke was appointed an executive officer of the Company in December, 1995. Accordingly, information for 1994 is not included in the table.

(5) Mr. Van Handel was appointed an executive officer of the Company in February, 1995. Accordingly, information for 1994 is not included in the table.

EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLANS

     The Company maintains several plans pursuant to which incentive and non-statutory stock options, restricted stock and SARs (stock appreciation rights) have been granted in the past and/or may be granted in the future. Participation is generally limited to full-time employees of the Company or its subsidiaries. The option exercise price of all options granted under the Company's plans to executive officers of the Company has been 100% of the closing market price as reported on the NYSE for the business day immediately prior to the date of grant. Directors of the Company who are not full-time employees may participate in the 1991 Directors Stock Option Plan or the Deferred Stock Plan, as described on page 5 hereof.

     The following table summarizes certain information concerning option grants to the named executive officers of the Company during 1996:

                        OPTION/SAR GRANTS IN FISCAL 1996

                                                       INDIVIDUAL GRANTS
                                      ----------------------------------------------------
                                       NUMBER OF      % OF TOTAL
                                       SECURITIES    OPTIONS/SARS   EXERCISE
                                       UNDERLYING     GRANTED TO     OR BASE                    GRANT
                                      OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION      DATE
                NAME                   GRANTED(#)    FISCAL YEAR    ($/SH)(1)      DATE      VALUE($)(2)
                ----                  ------------   ------------   ---------   ----------   -----------
Mitchell S. Fromstein...............         --           --             --           --            --
Jon F. Chait........................         --           --             --           --            --
Terry A. Hueneke....................         --           --             --           --            --
Michael J. Van Handel...............     10,000(3)       3.7%        $32.00      2/28/06       $76,320

---------------
(1) All options were granted at 100% of the fair market value on the date of grant.

(2) Present value is determined by using the Black-Scholes option pricing model. The Grant Date Value is based on a nine-year option term. Other assumptions used for the Black-Scholes option pricing model are: risk-free rate of return of 6.06%, a volatility factor of 14.8% and a dividend yield of .5% during the option term. The resulting value derived from the Black-Scholes model was reduced by 40% for lack of marketability and liquidity.

(3) Options vest on February 28, 1999.

     The following table summarizes for each of the named executive officers the number of shares of Common Stock acquired upon exercise of options during the fiscal year ended December 31, 1996, the dollar value realized upon exercise of options, the total number of shares of Common Stock underlying unexercised options held at December 31, 1996 (exercisable and unexercisable), and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1996 (exercisable and unexercisable). Value realized upon exercise is the difference between the fair market value of the underlying Common Stock on the exercise date and the exercise or base price of the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock as of December 31, 1996, which was $32.50 per share. These values, unlike any amounts which may be set forth in the column headed "value realized" have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; the actual gains, if any, on exercise will depend on the value of the Company's Common Stock on the date of exercise. There can be no assurance that these values will be realized.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996
                          AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF
                                                                 SECURITIES                     VALUE OF
                                                                 UNDERLYING                    UNEXERCISED
                                                                 UNEXERCISED                  IN-THE-MONEY
                                                               OPTIONS/SARS AT                 OPTIONS AT
                                                                  FY-END(#)                     FY-END($)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------   -------------   -----------   -------------
M.S. Fromstein.........         0              $0          606,543             0       $10,837,553         N/A
J.F. Chait.............         0               0          100,000             0         2,182,000         N/A
T.A. Hueneke...........         0               0           50,000             0           768,750         N/A
M.J. Van Handel........         0               0           13,500        10,000           212,625      $5,000

STOCK PURCHASE PLANS

     The Company has adopted and maintains several employee stock purchase plans designed to encourage employees to purchase Company Common Stock. The plans are broad based and are available to all U.S. employees (including qualifying temporary employees) and employees in certain other countries. The plans generally provide that employees accumulate funds through payroll deductions over a prescribed offering period (one to five years) and are entitled to purchase shares at a discount (a maximum of 15%) from the market price at the beginning and/or end of the offering period. No more than $25,000 of stock, measured by the market price as of the beginning of the offering period, may be purchased by any participating employee in any year. At the Annual Meeting, shareholders will vote on a proposal to increase the number of shares available under the Manpower 1990 Employee Stock Purchase Plan. See "2. INCREASE IN SHARES AUTHORIZED UNDER MANPOWER 1990 EMPLOYEE STOCK PURCHASE PLAN."

PENSION PLANS

     The Company maintains a broad-based qualified, noncontributory defined benefit pension plan for eligible U.S. employees (the "Qualified Plan"). The Company has also established a nonqualified, deferred compensation plan to provide retirement benefits for management and other highly compensated employees in the U.S. who are ineligible to participate in the Qualified Plan (together with the "Qualified Plan," the "U.S. Pension Plans"). Certain of the Company's foreign subsidiaries maintain various pension and retirement plans. None of the Company's executive officers have participated in such foreign plans. Under the U.S. Pension Plans, a pension is payable upon retirement at age 65, or upon earlier termination if certain conditions are satisfied. The pension benefit is based on years of credited service and the average monthly compensation received during the last five consecutive calendar years prior to retirement. Compensation covered by the plans is base salary or hourly wages, unless paid entirely on a commission basis, in which case commissions of up to $20,000 per calendar year are taken into account. Bonuses, overtime pay or other kinds of extra compensation are not considered. Under his employment agreement, Mr. Fromstein is entitled to receive, upon termination of employment for any reason, retirement benefits equal to those payable if he had 30 years of credited service under the plans and as if certain Qualified Plan limitations did not apply. Messrs. Chait, Hueneke, and Van Handel are credited with seven, twenty-three and eight years of service, respectively.

     The table below shows the estimated aggregate annual benefit, computed as a straight life annuity, under the Company's U.S. Pension Plans at various salary levels and years of credited service payable upon retirement at age 65 or later. The benefit shown is not subject to any deduction for any Social Security benefit:

                                                    YEARS OF CONSECUTIVE SERVICE
FINAL AVERAGE                           ----------------------------------------------------
 ANNUAL PAY                                10         15         20         25         30
-------------                              --         --         --         --         --
 $  100,000...........................  $  8,784   $ 13,177   $ 17,569   $ 21,961   $ 26,353
    200,000...........................    18,784     28,177     37,569     46,961     56,353
    300,000...........................    28,784     43,177     57,569     71,961     86,353
    400,000...........................    38,784     58,177     77,569     96,961    116,353
    500,000...........................    48,784     73,177     97,569    121,961    146,353
    600,000...........................    58,784     88,177    117,569    146,961    176,353
    700,000...........................    68,784    103,177    137,569    171,961    206,353
    800,000...........................    78,784    118,177    157,569    196,961    236,353
    900,000...........................    88,784    133,177    177,569    221,961    266,353
  1,000,000...........................    98,784    148,177    197,569    246,961    296,353
  1,100,000...........................   108,784    163,177    217,569    271,691    326,353

EMPLOYMENT AND OTHER AGREEMENTS

     Messrs. Fromstein, Chait and Hueneke have entered into employment agreements with the Company.

     Under his agreement, Mr. Fromstein receives an annual base salary of $860,000, an annual incentive bonus based on the Company's Adjusted Net Profit Before Tax (as defined in the agreement) and, upon retirement, retirement benefits under the Company's U.S. Pension Plans based on 30 years of service and calculated as if certain limitations of the Qualified Plan did not apply. See "Pension Plans." If Mr. Fromstein's employment is terminated other than for cause, Mr. Fromstein is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) two years of base compensation plus the highest incentive bonus paid to him since 1990; (iii) a cash payment equal to the fair market value of any stock options, SARs, purchase rights or restricted stock held pursuant to any benefit plan which ceases to cover him; and (iv) certain other benefits as specified in the agreement.

     Under his agreement, Mr. Chait receives an annual base salary of $350,000 and, subject to shareholder approval for fiscal 1997 and later years, an annual incentive bonus based on the Company's Adjusted Net Profit Before Tax (as defined in the agreement), which is 25% of the annual bonus formula in Mr. Fromstein's agreement. See "4. INCENTIVE BONUS ARRANGEMENT -- MR. CHAIT." If Mr. Chait's employment is terminated, Mr. Chait is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) two years of base compensation plus the greater of (a) the highest incentive bonus paid to him during the prior five years and (b) the incentive bonus which would have otherwise been paid to him for the year of termination; and (iii) certain other benefits as specified in the agreement.

     Under his agreement, for fiscal 1997 and later years Mr. Hueneke is entitled to receive an annual base salary of $350,000 and, subject to shareholder approval, an annual incentive bonus based on the Company's Specified Operating Unit Profits (as defined in the agreement). See "5. INCENTIVE BONUS ARRANGEMENT -- MR. HUENEKE." The Company has also agreed to provide certain severance benefits to Mr. Hueneke upon the occurrence of a Triggering Event (as defined in his agreement) or if Mr. Hueneke terminates his employment with Good Reason (as defined in his agreement). If Mr. Hueneke's employment is terminated upon a Triggering Event or for Good Reason, Mr. Hueneke is entitled to receive:
(i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus (not less than the highest bonus during the preceding three years and limited to a maximum proration of 50%); (ii) up to two years (one year plus one week for each year of service in the case of termination of employment for Good Reason) of base compensation; and
(iii) certain other benefits as specified in the agreement.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Because certain matters related to performance-based compensation are approved by the Executive Performance Compensation Committee, it joins in the report of the Executive Compensation Committee.

General Compensation Policies

     Under the Committee's current policy, the compensation structure for the Company's executives consists in general of three principal components: base salary, annual bonus and periodic grants of stock options or, occasionally, restricted stock. The Committee believes that this approach creates both short-term and long-term incentives for corporate management. As a result of these policies, a high proportion of compensation for the Company's senior executives is at risk through the annual bonus, generally based on a formula tied to profitability of the individual's profit center, as well as stock ownership and/or stock options, which create a direct link between long-term remuneration and the price of the Company's Common Stock.

     Base salary determinations are an important ingredient in attracting and retaining quality personnel in a competitive market. Base salaries are set at levels based generally on subjective factors, including the individual's level of responsibility, experience and past performance record. As a large multinational business, the Company competes for senior executive talent with large public and private companies throughout the world, many of which are not in businesses which directly compete with the Company. These are not the same companies as those included in the Dow Jones Industrial & Commercial Services -- General Index which is used as a peer group to compare shareholder returns in the Performance Graph.

     The Committee also believes that a significant portion of compensation should be directly related to and contingent upon Company profitability based on objective performance criteria. Accordingly, it is the

Company's general practice that the senior executive officers of the Company as well as other senior executives of the Company and its subsidiaries participate in bonus arrangements pursuant to which bonuses are subject to and contingent upon profitability formulas.

     The Committee believes that it is important that the senior executive officers and key executives of the Company and its subsidiaries hold equity positions in the Company. Stock option grants to executives permit them to hold equity interests at more meaningful levels than they could through other alternatives, such as stock purchase arrangements. Accordingly, while the Committee is conscious of the dilutive effects of stock options on shareholders, it believes that stock option grants at reasonable levels are an important component of executive compensation. In addition, because of the nature of the Company's operations, the Company's management believes, and the Committee agrees, that it is important that stock options be granted to a broad range of employees where the options provide an important incentive. In 1996, options to purchase 10,000 shares of Common Stock were granted to Mr. Van Handel.

     The Committee is responsible for establishing the compensation of Mr. Fromstein, the Chief Executive Officer of the Company, Mr. Chait, Executive Vice President, Managing Director -- International Operations and Chief Financial Officer, and Mr. Hueneke, Executive Vice President, subject to ratification by the Board of Directors. In addition, the Committee has responsibility to approve the compensation of other senior executives and to review the compensation of other senior managers of the Company and its subsidiaries. However, the base salaries and bonuses of Mr. Fromstein, Mr. Chait and Mr. Hueneke, with respect to fiscal 1997 and later years, are determined pursuant to separate employment agreements described under "Employment and Related Agreements" above.

Chief Executive Officer Compensation

     Mr. Fromstein's base salary and bonus are determined on the basis of his employment agreement. Mr. Fromstein's employment agreement establishes a base salary of $860,000 which the Committee believes fairly reflects Mr. Fromstein's tenure, experience and responsibilities, and the Company's historic operating performance. Mr. Fromstein's base salary has been fixed at this level since 1989. Mr. Fromstein's annual bonus is determined under the employment agreement by measuring the Company's pretax profit for the year (subject to certain adjustments, in the discretion of the Committee, for non-operating items designed to arrive at operating profits) against a graduated scale after exceeding a threshold level. Accordingly, Mr. Fromstein's bonus will fluctuate significantly based on the Company's operating performance. For example, the Company's pretax profit before goodwill amortization and restructuring charges increased from 1994 to 1995 by approximately 45% and Mr. Fromstein's total cash compensation increased by 43% and the Company's pretax profit increased from 1995 to 1996 by approximately 19% and Mr. Fromstein's total cash compensation increased by 9%.

Other Executive Officers of the Company

     The base salary and bonus of Mr. Chait are determined on the basis of his employment agreement. Mr. Chait's annual bonus under his employment agreement is based on the same formula (with minor variations for 1996 and prior years) as described above with respect to Mr. Fromstein, except that Mr. Chait's bonus is 25% of the amount determined under the formula for Mr. Fromstein. Mr. Chait's incentive bonus arrangement is being submitted to shareholders for approval at the Annual Meeting. See "4. INCENTIVE BONUS ARRANGEMENT -- MR. CHAIT."

     The base salary of Mr. Hueneke was established by the Committee taking into account Mr. Hueneke's past compensation levels, his tenure and experience, past performance, and other subjective factors. Mr. Hueneke's bonus for 1996 was approved by the Committee taking into account profitability factors and Mr. Hueneke's expanded responsibilities. Mr. Hueneke's incentive bonus arrangement is being submitted to shareholders for approval at the Annual Meeting. See
"5. INCENTIVE BONUS ARRANGEMENT -- MR. HUENEKE."

     The base salary of the Company's Chief Accounting Officer is established on the basis of the Chief Financial Officer's subjective assessment of the nature of the position and the contribution, experience and tenure of the Chief Accounting Officer. The Chief Financial Officer makes an individual annual bonus determination for the Chief Accounting Officer based upon a subjective assessment of overall Company and individual performance as compared to prior fiscal year performance. The Chief Financial Officer reviews these base salary and bonus determinations with the Committee.

Internal Revenue Code Section 162(m)

     Section 162(m) of the IRC generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure compensation amounts and plans which meet the requirements for deductibility. Because of those requirements, Mr. Chait's and Mr. Hueneke's annual bonus arrangements have been approved by the Executive Performance Compensation Committee and are being submitted for approval by the shareholders at the Annual Meeting in order for such bonuses to meet the requirements for deductibility by the Company for 1997 and later years. In addition, a portion of the 1996 bonuses payable to Messrs. Chait and Hueneke have been deferred to avoid application of Section 162(m) to such deferred amounts. The deferred amounts were awarded to Messrs. Chait and Hueneke in the form of Credited Shares under the Company's Deferred Stock Plan. Because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

THE EXECUTIVE COMPENSATION COMMITTEE

Dudley J. Godfrey, Jr. (Chairman)
Audrey Freedman
Marvin B. Goodman
J. Ira Harris

THE EXECUTIVE PERFORMANCE COMPENSATION COMMITTEE

Marvin B. Goodman
Newton N. Minow

     EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Company's last fiscal year, the Company provided Ms. Audrey Freedman with otherwise unused office space for her consulting firm, Audrey Freedman & Associates, in New York, New York. This arrangement did not result in any cost to the Company. In addition, the Company printed and distributed certain materials for such firm, with a cost to the Company of approximately $8,500 in 1996. Ms. Freedman's consulting firm provides certain marketing and labor market analyses to the Company in exchange for use of such office space and printing and distribution services.

     Dudley J. Godfrey, Jr. is a shareholder in Godfrey & Kahn, S.C., which is general counsel to the Company.

     J. Ira Harris is a Senior Managing Director in the investment banking firm of Lazard Freres & Co. LLC, which from time to time performs services for the Company.

                               PERFORMANCE GRAPH

     Set forth below is a graph for the periods ending December 31, 1991-1996 comparing the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industrial & Commercial Services -- General Index. The graph assumes a $100 investment on December 31, 1991 in the Company's Common Stock, the S&P 500 Stock Index and the Dow Jones Industrial & Commercial Services -- General Index and assumes the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG MANPOWER, S&P 500 STOCK INDEX AND
          DOW JONES INDUSTRIAL & COMMERCIAL SERVICES -- GENERAL INDEX

         MEASUREMENT PERIOD                MANPOWER          S&P 500          DOW JONES
        (FISCAL YEAR COVERED)                              STOCK INDEX       INDUSTRIAL &
                                                                              COMMERCIAL
                                                                              SERVICES G
                                                                             ENERAL INDEX
12/91                                             100.0             100.0             100.0
12/92                                              97.5             107.6             115.7
12/93                                             119.5             118.5             127.5
12/94                                             191.1             120.0             130.8
12/95                                             192.0             165.2             173.3
12/96                                             222.8             203.1             192.7

                                                                         DECEMBER 31,
                                                         1991    1992    1993    1994    1995    1996
                                                         ----    ----    ----    ----    ----    ----
Manpower.............................................    $100    $ 98    $120    $191    $192    $223
S&P 500 Stock Index..................................    $100    $108    $119    $120    $165    $203
Dow Jones Industrial & Commercial Services
  -- General Index...................................    $100    $116    $128    $131    $173    $193

                2. INCREASE IN SHARES AUTHORIZED UNDER MANPOWER
                       1990 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Manpower 1990 Employee Stock Purchase Plan (the "Plan") is intended to provide an employment incentive to the employees of the Company and certain subsidiaries. The Plan currently covers 1,250,000 shares of Common Stock, with 358,058 shares currently available for issuance under the Plan. The Board of Directors has approved an increase of 1,000,000 shares under the Plan and is submitting this increase for shareholder approval, in order, among other reasons, to qualify the Plan for treatment as a Section 423 stock purchase plan under the IRC.

TERMS OF THE PLAN

     The Plan is administered by the Stock Purchase Plan Committee (the "Committee") appointed by the Executive Compensation Committee of the Board of Directors. In general, all employees of the Company and certain designated subsidiaries are eligible to participate in the Plan, provided they meet a minimum period of continuous service. As of the date hereof, the Company and its designated subsidiaries have approximately 200,000 employees (including temporary employees) eligible to participate in the Plan. Under the Plan, eligible employees may purchase shares annually by payroll deduction, subject to certain aggregate limitations set forth in the Plan, at a purchase price equal to the lower of either 85% of the fair market value of the Company's shares on the offering commencement date or 85% of the fair market value of the Company's shares one year from such date.

     The Board, the Executive Compensation Committee or the Committee may, from time to time, amend the Plan in any respect. However, no amendment may be made without the approval of the Company's shareholders if shareholder approval is required for such amendment under applicable tax, securities or other law.

FEDERAL INCOME TAX CONSEQUENCES

     Participating employees will not be deemed to have recognized taxable income upon the purchase of shares and the Company and its subsidiaries will not be entitled to any deduction with respect to the shares issued, unless a participating employee makes a disqualifying disposition.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal. Abstentions will have the effect of a vote against the proposal.

     The Board of Directors recommends you vote FOR the increase in the number of shares authorized under the Manpower 1990 Employee Stock Purchase Plan and your proxy will be so voted unless you specify otherwise.

                     3. INCREASE IN SHARES AUTHORIZED UNDER
                   MANPOWER 1991 DIRECTORS STOCK OPTION PLAN

     The 1991 Directors Stock Option Plan, as amended (the "Directors Option Plan"), provides for the issuance of options covering up to 600,000 shares of Common Stock, of which options over 550,000 shares are currently outstanding. The Board of Directors has increased the number of shares of Common Stock authorized under the Directors Option Plan by 200,000, subject to shareholder approval.

TERMS OF THE DIRECTORS OPTION PLAN

     The Directors Option Plan provides that each non-employee director of the Company may elect to receive (other than residents of the United Kingdom who are required to receive), in lieu of all cash compensation to which he or she would otherwise be entitled as a director, an option over shares of the Company's Common Stock. The number of shares covered by the option are calculated pursuant to a formula set forth in the Directors Option Plan for the number of years of cash compensation waived, up to a maximum of five years. The Directors Option Plan provides that the per share purchase price for each option awarded will be 100% of the fair market value per share on the date of the award.

     An option awarded under the Directors Option Plan is initially not exercisable. Each year following the date of grant, the option becomes exercisable as to the number of shares attributable to a one-year period under the option. In the event of death, disability or a triggering event (as defined in the Directors Option Plan) the option will become immediately exercisable over all shares of Common Stock covered thereby. In the event a director ceases to be a member of the Board for any other reason, he or she will immediately be able to exercise the option for a number of shares of Common Stock equal to a prorated number of shares based on the time served during the one-year period in which such termination occurs and the option will lapse as to any remaining shares covered thereby. Once any portion of an option becomes exercisable, it will remain exercisable for the greater of (a) five years after the date of grant or (b) two years after the date such portion becomes exercisable.

TAX STATUS OF PARTICIPATION IN THE DIRECTORS OPTION PLAN

     Options granted under the Directors Option Plan are nonqualified stock options. At the time an option is granted, the optionee will not recognize any taxable income and the Company will not be entitled to any deduction. When an optionee exercises an option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received on the date of exercise over the option exercise price. The Company will be entitled to a deduction in an amount equal to the income recognized by the optionee. The basis of shares received upon the exercise of an option will be the exercise price paid plus the amount recognized by the optionee as taxable income attributable to such shares as a result of the exercise. When an optionee sells shares acquired by the exercise of an option, the difference between the amount received and the adjusted tax basis of the shares will be capital gain or loss if such shares constitute a capital asset in the hands of the optionee.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares voting on the proposal is required to approve the increase in the number of shares authorized under the Directors Option Plan. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

     The Board of Directors recommends you vote FOR the increase in the number of shares authorized under the Manpower 1991 Directors Stock Option Plan and your proxy will be so voted unless you specify otherwise.

                  4. INCENTIVE BONUS ARRANGEMENT -- MR. CHAIT

     Mr. Chait's employment agreement provides for the payment of an incentive bonus based on the Adjusted Net Profit Before Tax (as defined in the agreement) of the Company and its subsidiaries. To permit the Company to deduct the incentive bonus payable under his employment agreement in excess of the amount otherwise allowed under the IRC, Mr. Chait agreed with the Company in February, 1997 to amend his employment agreement to provide that the incentive bonus arrangement be submitted for approval at the Annual Meeting with the agreement that such bonus for Mr. Chait for fiscal 1997 and later years is contingent upon receiving shareholder approval.

     The incentive bonus arrangement for Mr. Chait under the amended employment agreement is determined as follows based upon the Company and its subsidiaries achieving Adjusted Net Profit Before Tax:

     ADJUSTED NET PROFIT BEFORE TAX          AMOUNT OF BONUS IS 25% OF THE FOLLOWING AMOUNT
     ------------------------------          ----------------------------------------------
$44 Million or less......................    None
More than $44 Million but equal to or
  less than $49 Million..................    1% of Adjusted Net Profit Before Tax in excess
                                             of $44 Million
More than $49 Million but equal to or
  less than $59 Million..................    $50,000 plus 1 1/2% of Adjusted Net Profit
                                             Before Tax in excess of $49 Million
More than $59 Million....................    $200,000 plus 1 3/4% of Adjusted Net Profit
                                             Before Tax in excess of $59 Million

     For purposes of the formula, "Adjusted Net Profit Before Tax" means the net profit (or loss) before income taxes, cumulative effects of changes in accounting principles, and extraordinary items, shown on the year-end audited Consolidated Statement of Operations of the Company and its subsidiaries with the following adjustments: (i) add to income the aggregate charges included for base salaries, incentive bonuses, or severance (and charges for withheld employment taxes on such items) paid or payable to Messrs. Fromstein and Chait;
(ii) add to income the aggregate charges included for employee noncash compensation items; and (iii) add to income any charges included for restructuring, losses resulting from the disposition of real estate or businesses, and other unusual items, and subtract from income any gains included resulting from the disposition of real estate or businesses and other unusual items. However, charges included for amortization of goodwill or restructuring will not be added for any year to the extent determined by the Executive Performance Compensation Committee in its discretion. Since the Adjusted Net Profit Before Tax is determined on a fiscal year basis, the amount payable to Mr. Chait in 1997 cannot be determined. Mr. Chait's 1996 incentive bonus reflected in the Summary Compensation Table was calculated based on this formula.

     If approved by shareholders, the incentive bonus arrangement contained in Mr. Chait's employment agreement may be amended in any manner without shareholder approval, including amendments that would increase the cost to the Company of this arrangement. Certain amendments may, under Section 162(m) of the IRC, affect the deductibility of such incentive bonus. The Company is not presently considering any such amendments to Mr. Chait's incentive bonus arrangement.

     The affirmative vote of a majority of the shares voting on the proposal is required for approval of the incentive bonus arrangement for Mr. Chait. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

     The Board of Directors recommends you vote FOR approval of the incentive bonus arrangement for Mr. Chait and your proxy will be so voted unless you specify otherwise.

                 5. INCENTIVE BONUS ARRANGEMENT -- MR. HUENEKE

     Mr. Hueneke's employment agreement provides for the payment of an incentive bonus based on the Specified Operating Unit Profits (as defined in the agreement) of certain geographical regions in which the Company and certain of its subsidiaries operate. To permit the Company to deduct the incentive bonus payable under his employment agreement in excess of the amount otherwise allowed under the IRC, Mr. Hueneke agreed with the Company to submit the incentive bonus arrangement for approval at the Annual Meeting with the agreement that such bonus for fiscal 1997 and later years is contingent upon shareholder approval.

     The incentive bonus arrangement for Mr. Hueneke under his employment agreement is determined as follows based upon the achievement of Specified Operating Unit Profits:

    SPECIFIED OPERATING UNIT PROFITS            AMOUNT OF BONUS IS FOLLOWING AMOUNT
    --------------------------------            -----------------------------------
$20,000,000 or less......................    None
More than $20,000,000....................    1% of Specified Operating Unit Profits in
                                             excess of $20,000,000

     For purposes of the formula, "Specified Operating Unit Profits" means the sum of the Operating Unit Profit for the fiscal year in each of the United States, Canada, Mexico, South America, the Caribbean and Australia. "Operating Unit Profit" for any region means the revenues less direct costs of operations for the region, further reduced by branch and head office selling, general and administrative expenses for the region, as shown in the management reports of the Company. In addition, "Specified Operating Unit Profits" may be further reduced by charges relating to operations in any such region for any year for amortization of goodwill, restructuring or interest to the extent determined by the Executive Performance Compensation Committee in its discretion. Since the Specified Operating Unit Profits are determined on a fiscal year basis, the amount payable to Mr. Hueneke in 1997 cannot be determined.

     If approved by shareholders, the incentive bonus arrangement contained in Mr. Hueneke's employment agreement may be amended in any manner without shareholder approval, including amendments that would increase the cost to the Company of this arrangement. Certain amendments may, under Section 162(m) of the IRC, affect the deductibility of such incentive bonus. The Company is not presently considering any such amendments to Mr. Hueneke's incentive bonus arrangement.

     The affirmative vote of a majority of the shares voting on the proposal is required for approval of the incentive bonus arrangement for Mr. Hueneke. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

     The Board of Directors recommends you vote FOR approval of the incentive bonus arrangement for Mr. Hueneke and your proxy will be so voted unless you specify otherwise.

                    6. RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP, an independent public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has audited the Company (or its predecessors) since 1975. Representatives of Arthur Andersen LLP will attend the Annual Meeting and have the opportunity to make a statement if they so desire, and will also be available to answer questions.

     If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of the Company's independent auditors will be reconsidered by the Board of Directors.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Arthur Andersen LLP as the independent auditors for fiscal year ending 1997. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

     The Board of Directors recommends you vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and your proxy will be so voted unless you specify otherwise.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1998 Annual Meeting of Shareholders must be received by the Company no later than January 28, 1998. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1998 Annual Meeting of Shareholders of the Company must be received by the Company at the Company's principal executive offices by November 28, 1997. Such nominations or proposals must be submitted to Mr. J.F. Chait, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1996 all filing requirements were complied with, except that Mr. Van Handel filed one report late in connection with a 1996 transaction involving a stock option grant.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     Shareholders may obtain a copy of the Company's Annual Report to the Securities and Exchange Commission as filed on Form 10-K at no cost by writing to Mr. J.F. Chait, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217.

                                          By Order of the Board of Directors,

                                          J.F. Chait, Secretary


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN              Please mark
BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE                  your votes as indicated in
VOTED FOR PROPOSALS 1-6.                                                                     this example                  [X]



1. ELECTION OF DIRECTORS                   NOMINEES: Audrey Freedman, Mitchell S. Fromstein,
                                           Dennis Stevenson

FOR all nominees        WITHHOLD           (INSTRUCTION: To withhold authority to vote for
listed to the right     AUTHORITY          any individual nominee, write that nominees
(except as              to vote for all    name in the space provided below.)
marked to the           nominees listed
contrary)               to the right
  /  /                     /  /


2. Increase the number of shares authorized under the Manpower 1990 Employee Stock Purchase Plan.

   FOR     AGAINST  ABSTAIN
   /  /     /  /     /  /

3. Increase the number of shares authorized under the Manpower 1991 Directors Stock Option Plan.

   FOR     AGAINST  ABSTAIN
   /  /     /  /     /  /

4. Approve an incentive bonus arrangement for the Company's Executive Vice President and Managing Director-International Operations.

   FOR     AGAINST  ABSTAIN
   /  /     /  /     /  /

5. Approve an incentive bonus arrangement for the Company's Executive Vice President.

   FOR     AGAINST  ABSTAIN
   /  /     /  /     /  /

6. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1997.

   FOR     AGAINST  ABSTAIN
   /  /     /  /     /  /

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:  _________________________________________________, 1997

_______________________________________________________________
                         (Signature)

_______________________________________________________________
                 (Signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

------------------------------------------------------------------------------
                            FOLD AND DETACH HERE



                                 MANPOWER INC.


                                Annual Meeting
                                      of
                          Manpower Inc. Shareholders

                            Monday, April 28, 1997
                                  10:00 a.m.

                              Bradley Pavilion of
                   the Marcus Center for the Performing Arts
                            929 North Water Street
                             Milwaukee, Wisconsin



===============================================================================

                                    Agenda


        *       Elect three directors to serve until 2000 as Class I directors.
        * Increase the number of shares authorized under the Manpower 1990 Employee Stock Purchase Plan.
        * Increase the number of shares authorized under the Manpower 1991 Directors Stock Option Plan.
        * Approve an incentive bonus arrangement for the Company's Executive Vice President and Managing
                Director-International Operations.
        * Approve an incentive bonus arrangement for the Company's Executive Vice President.
        * Ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1997.
        * Transact such other business as may properly come before the meeting.

===============================================================================

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                MANPOWER INC.

    The undersigned hereby appoints Mitchell S. Fromstein and Jon F. Chait proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Manpower Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held April 28, 1997 or any adjournment thereof.


      (Continued, and to be marked, dated and signed, on the other side)



-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                             Financial Highlights



(in thousands)             1996            1995
--------------------------------------------------

SYSTEMWIDE SALES (A)    $ 7,474,212     $6,883,605

REVENUE FROM SERVICES   $ 6,079,905     $5,484,175

OPERATING PROFIT        $   226,957     $  211,653


(a)     Represents total sales of Company-owned branches and franchises.

                                                                    APPENDIX A

                        1991 DIRECTORS STOCK OPTION PLAN
                                       OF
                                 MANPOWER INC.

               (AMENDED AND RESTATED EFFECTIVE FEBRUARY 18, 1997)

                              PURPOSE OF THE PLAN


     The purpose of the Plan is to attract and retain superior Directors, to provide a stronger incentive for such Directors to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, and in combination with these goals, to encourage stock ownership in the Company by Directors.

     1.  DEFINITIONS

     Unless the context otherwise requires, the following terms shall have the meanings set forth below:

     (a) "Board of Directors" shall mean the entire board of directors of the Company, consisting of both Employee and non-Employee members.

     (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c)  "Company" shall mean Manpower Inc., a Wisconsin corporation.

     (d) "Director" shall mean an individual who is a non-Employee member of the Board of Directors of the Company.

     (e) "Disability" shall mean a physical or mental incapacity which results in a Director's termination of membership on the Board of Directors of the Company.

     (f) "Effective Date" shall mean the date on and as of which the Plan originally became effective, as specified in Paragraph 11 hereof.

     (g) "Employee" shall mean an individual who is a full-time employee of the Company or a Subsidiary.

     (h) An "Election Date" shall mean (i) in the case of any Director who was a Director on the Effective Date, November 5 of any year beginning with 1996,
(ii) in the case of any Director who was not a Director on the Effective Date but who made an election under the Plan prior to November 5, 1996, the day following the last day of the period covered by such election and thereafter November 5 of any year, and (iii) in the case of any other Director, the date of the Director's initial appointment to the Board of Directors and thereafter November 5 of any year.

     (i) An "Election Period" shall mean the period beginning November 5, 1996, and ending November 4, 2001, or a subsequent period of five years beginning on the day following the end of the prior Election Period.

     (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (k) "Market Price" shall mean the closing sale price of a Share on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal, or such other market price as may be determined in conformity with pertinent law and regulations of the Treasury Department.

     (l) "Nonstatutory Stock Option" shall mean an option to purchase Shares which does not comply with the provisions of Section 422 of the Code.

     (m) "Option" shall mean a Nonstatutory Stock Option granted under the Plan.

     (n) "Option Agreement" shall mean the agreement between the Company and a Director whereby an Option is granted to such Director.

     (o) "Plan" shall mean the 1991 Directors Stock Option Plan of the Company, as amended from time to time after its Effective Date.

     (p) "Share" shall mean a share of the $0.01 par value common stock of the Company.

     (q) "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

     (r) "Triggering Event" shall mean the first to occur of any of the following:

           (1) the acquisition (other than from the Company), by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 20% or more of the then outstanding shares of common stock of the Company or voting securities representing 20% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Triggering Event shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Company (i) by the Company, any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (ii) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Company's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company's then outstanding common stock or then outstanding voting securities, as the case may be; or

           (2) any merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Company's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company's then outstanding common stock or then outstanding voting securities, as the case may be; or

           (3) any liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or

           (4) individuals who, as of the Effective Date of this Plan, constitute the Board of Directors of the Company (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the Effective Date of this Plan whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

           (5) the Company shall enter into any agreement (whether or not conditioned on shareholder approval) providing for or contemplating, or the Board of Directors of the Company shall approve and recommend that the shareholders of the Company accept, or approve or adopt, or the shareholders of the Company shall approve, any acquisition that would be a Triggering Event under clause (1), above, or a merger or consolidation that would be a Triggering Event under clause (2), above, or a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or

           (6) whether or not conditioned on shareholder approval, the issuance by the Company of common stock of the Company representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Triggering Event whereby there is a successor holding company to the Company, or, if there is no such successor, whereby the

Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this definition, shall thereafter be referred to as the Company.

     Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

     2.  SHARES RESERVED UNDER PLAN

     The aggregate number of Shares which may be issued or sold under the Plan and which are subject to outstanding Options at any time shall not exceed 800,000 Shares, which may be treasury Shares or authorized but unissued Shares, or a combination of the two, subject to adjustment as provided in Paragraph 8 hereof. Any Shares subject to an Option which expires or terminates for any reason (whether by voluntary surrender, lapse of time or otherwise) and is unexercised as to such Shares may again be the subject of an Option under the Plan subject to the limits set forth above. A Director shall be entitled to the rights and privileges of ownership with respect to the Shares subject to the Option only after actual purchase and issuance of such Shares pursuant to exercise of all or part of an Option.

     3.  PARTICIPATION; NUMBER OF OPTION SHARES GRANTED

     Only Directors shall be eligible to receive Options under the Plan. A Director may elect to receive, in lieu of all cash compensation to which he or she would otherwise be entitled as a Director (other than reimbursement for expenses), an Option granted in accordance with the following. The election shall cover a period of whole years (except as provided below) determined by the Director at the time of election beginning on any Election Date as of which no prior election is in effect under the Plan (or the Deferred Stock Plan of the Company) and ending no later than the expiration of the then current Election Period. If the Election Date is other than November 5 of any year, the first year covered by an election shall be a partial year beginning on the Election Date and ending on the next succeeding November 4, and the number of shares covered by the Option for this first partial year shall be prorated based on the ratio of the number of days in such partial year to 365. The election to receive an Option in lieu of cash compensation must be made on or before the commencement of the period covered by the election. Notwithstanding the foregoing, no Director who is a resident of the United Kingdom shall be eligible to make an election hereunder but rather shall be required to receive an Option in lieu of cash compensation and, as such, treated as if he or she had made an election covering a period of five years effective beginning on each Election Date as of which no prior election is in effect. The Option will be for the following number of shares, subject to adjustment pursuant to Paragraph 8 hereof:


   Years of Cash     Shares Covered
Compensation Waived    by Option
-------------------  --------------
         5                   10,000
         4                   10,000
         3                   10,000
         2                   10,000
         1                   10,000

     Said election shall be in writing and delivered to the Secretary of the Company. The date of grant of the Option shall be the date on which the period covered by the election begins. A Director who has been granted an Option under the Plan may be granted additional Options under the Plan. The Company shall effect the granting of Options under the Plan by the execution of Option Agreements.

     4.  OPTIONS:  GENERAL PROVISIONS

     (a) Option Exercise Price. The per share purchase price of the Shares under each Option granted pursuant to this Plan shall be equal to one hundred percent (100%) of the fair market value per Share on the date of grant of such Option. The fair market value per Share on the date of grant shall be the Market Price for the business day immediately preceding the date of grant of such Option.

     (b)  Exercise Period.

           (1) An Option shall not initially be exercisable. On November 5 of each year following the date of grant of an Option, the Option shall become exercisable as to a number of shares equal to that number attributable to a period of one year under the Option. Notwithstanding the foregoing sentence, if an election covers a partial year as provided in Paragraph 3, above, then with respect to the number of shares attributable to that partial year the Option shall become exercisable on the later of the November 5 following the date of grant or the day that is six months after the date of grant, and thereafter the foregoing sentence shall apply to the Option.

           (2) Upon termination of a Director's tenure as a Director, any portion of an Option which has not become exercisable shall lapse except as follows:

                 (A) The Option shall become immediately exercisable as to a prorated number of Shares based on the time served during the one-year period (or partial-year period, if applicable) indicated in Paragraph 4(b)(1), above, in which termination occurs.

                 (B) Upon the death or Disability of a Director, each Option of such Director shall become immediately exercisable as to 100% of the Shares covered thereby.

           (3) Upon the occurrence of a Triggering Event, each Option outstanding under this Plan shall become immediately exercisable as to 100% of the Shares covered thereby.

           (4) Once any portion of an Option becomes exercisable, it shall remain exercisable for the greater of five years after the date of grant or two years after the date such portion becomes exercisable.

     (c) Payment of Exercise Price. The purchase or exercise price shall be payable in whole or in part in cash or Shares; and such price shall be paid in full at the time that an Option is exercised. If a Director elects to pay all or a part of the purchase or exercise price in Shares, such Director shall make such payment by delivering to the Company a number of Shares already owned by the Director equal in value to the purchase or exercise price. All Shares so delivered shall be valued at their Market Price on the business day immediately preceding the day on which such Shares are delivered.

     5.  TRANSFERABILITY

     (a) Restrictions on Transferability. Except as otherwise provided in this Paragraph 5, an Option granted to a Director under this Plan shall be not transferable or subjected to execution, attachment or similar process, and during the lifetime of the Director shall be exercisable only by the Director.

     (b) Transfer upon Death. A Director shall have the right to transfer the Option upon such Director's death, either pursuant to a beneficiary designation described below or, if the Director dies without a surviving designated beneficiary, by the terms of such Director's will or under the laws of descent and distribution, and all such transferees shall be subject to all terms and conditions of this Plan to the same extent as would the Director, except as otherwise expressly provided herein. Upon the death of a Director, each Option of such Director shall be exercisable (1) by the deceased Director's designated beneficiary (such designation to be made in writing at such time and in such manner as the Company shall approve or prescribe), or (2) if the deceased Director dies without a surviving designated beneficiary, by the personal representative, administrator, or other representative of the estate of the deceased Director, or by the person or persons to whom the deceased Director's rights under such Option shall pass by will or the laws of descent and distribution. A Director who has so designated a beneficiary may change such designation at any time by giving written notice to the Company.

     (c) Certain Transfers Permitted. A Director shall have the right to transfer all or part of an Option during his or her lifetime to members of the Director's immediate family, to trusts for the benefit of such immediate family members, and to partnerships in which the Director or such family members are the only partners. For purposes of the preceding sentence, "immediate family" shall mean a Director's children, grandchildren, and spouse. Upon such a transfer, the Option (or portion of the Option) thereafter shall be exercisable by the transferee to the extent and on the terms it would have been exercisable by the transferring Director.

     6.  EXERCISE

     An Option shall be exercisable by a Director's giving written notice of exercise to the Secretary of the Company specifying the number of Shares to be purchased accompanied by payment in full of the required exercise price. The Company shall have the right to delay the issue or delivery of any Shares under the Plan until (a) the completion of such registration or qualification of such Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (b) receipt from the Director of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification.

     7.  SECURITIES LAWS

     Each Option Agreement shall contain such representations, warranties and other terms and conditions as shall be necessary in the opinion of counsel to the Company to comply with all applicable federal and state securities laws.

     8.  ADJUSTMENT PROVISIONS

     (a) Adjustment Based On Changes in the Market Price of Shares. For any Option having a date of grant after November 5, 1996, each of the numbers in the schedule in Paragraph 3 hereof under "Shares Covered by Option" shall be adjusted, in accordance with the following formula, to equal the value of X, where


               X  =  Number Shown in Schedule  x  $28.00
                     -------------------------------------------
                     Market Price of Shares on the Date of Grant


     (b) Adjustment for Stock Dividends, Split-Ups, Etc. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the total number of Shares authorized to be offered in accordance with Paragraph 2, the number of Shares subject to each outstanding Option, the exercise price applicable to each such Option, and/or the consideration to be received upon exercise of each such Option shall be adjusted.

     9.  TIME OF GRANTING

     Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the shareholders of the Company shall constitute the granting of any Option hereunder. The granting of an Option pursuant to the Plan shall take place only when a written Option Agreement shall have been duly executed by and on behalf of the Company.

     10.  TAXES

     The Company shall be entitled to pay or withhold the amount of any tax which it believes is required as a result of the exercise of any Option under the Plan, and the Company may defer making delivery with respect to Shares obtained pursuant to exercise of any Option until arrangements satisfactory to it have been made with respect to any such withholding obligations. If a withholding obligation should arise, a Director exercising an Option may, at his election, provided applicable laws and regulations are complied with, satisfy his obligation for payment of withholding taxes either by having the Company retain a number of Shares having an aggregate Market Price on the date the Shares are withheld equal to the amount of the withholding tax or by delivering to the Company Shares already owned by the Director having an aggregate Market Price on the business day immediately preceding the day on which such Shares are delivered equal to the amount of the withholding tax.

     11.  EFFECTIVENESS OF THE PLAN

     The Plan originally became effective on and as of October 2, 1991, subject to shareholder approval. The shareholders of the Company approved the Plan on April 20, 1992. The Plan was amended and restated on November 5, 1996 and February 18, 1997.

     12.  TERMINATION AND AMENDMENT

     The Board of Directors of the Company may terminate the Plan or make such modifications or amendments thereof as it shall deem advisable, including, but not limited to, such modifications or amendments as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board of Directors may not amend the Plan more frequently than once every six months (except as to comport with changes in the Code) and may not, unless otherwise permitted under federal law, without further approval of the holders of a majority of the Shares voted at any meeting of shareholders at which a quorum is present and voting, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law, including, but not limited to, any amendment to the Plan which would cause the Plan to no longer comply with Rule 16b-3 of the Exchange Act or any successor rule or other regulatory requirements. No termination, modification or amendment of the Plan may, without the consent of a Director, adversely affect the rights of such Director under an outstanding Option then held by the Director.

     13.  TENURE

     The grant of an Option pursuant to the Plan is no guarantee that a Director will be renominated, reelected or reappointed as a Director; and nothing in the Plan shall be construed as conferring upon a Director the right to continue to be associated with the Company as a Director or otherwise.

                                                                   APPENDIX B


                   MANPOWER 1990 EMPLOYEE STOCK PURCHASE PLAN
                   AMENDED AND RESTATED AS OF JANUARY 1, 1997



     1. Purpose. The purpose of this Plan is to provide employees of Manpower Inc. (the "Company") and certain of its subsidiaries with an opportunity to purchase Company common stock through annual offerings to be made commencing on the 1st day of January (1st day of May for 1990), and thus develop a stronger incentive to work for the continued success of the Company. Under this Plan, employees of United States subsidiaries of the Company will be eligible to purchase Company common stock under the provisions hereof and employees of non-United States subsidiaries will be eligible to purchase Company common stock pursuant to the Manpower Foreign Subsidiary Employee Stock Purchase Plan (the "Foreign Plan"), the provisions of which are fully incorporated herein and are expressly deemed to be a part hereof. From time to time, the Plan may, subject to Paragraph 3(a) hereof, be adopted by certain subsidiaries of the Company as determined by the Boards of Directors of such subsidiaries (a "Participating Subsidiary"), provided that the aggregate number of shares of common stock of the Company authorized to be sold pursuant to options granted under this Plan and the Foreign Plan is 1,250,000 shares, subject to adjustment as provided in Paragraph 17 hereof. In computing the number of shares available for grant, any shares relating to options which are granted, but which subsequently lapse, are canceled or are otherwise not exercised by the final date for exercise, shall be deemed available for future grants of options. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code") of the United States with respect to U.S. employees of the Company or a Participating Subsidiary and, therefore, the provisions of the Plan shall be construed so as to govern participation in a manner consistent with the requirements of Section 423(b) of the Code.

     2. Administration. Subject to the general control of the Company's Board of Directors (the "Board") and the Executive Compensation Committee of the Board (the "Executive Compensation Committee"), the Plan shall be administered by a Stock Purchase Plan Committee (the "Committee") which shall be appointed by the Board, or with respect to employees of a Participating Subsidiary, by the Board of Directors thereof. The Committee shall consist of three (3) members who shall serve without compensation, and who need not be members of the applicable Board of Directors. The Board of Directors of the Company or the Participating Subsidiary may at any time replace a member of such Committee. Any expenses of the Committee shall be paid by the Company or the Participating Subsidiary. The Committee may adopt regulations not inconsistent with the provisions of this Plan for the administration thereof, and its interpretation and construction of the Plan and the regulations shall be final and conclusive. Any action to be taken by the Committee shall be on a vote of a majority of the Committee either at a meeting or in writing.

     3. Eligibility.

           (a) All employees of the Company or of any Participating Subsidiary designated from time to time by the Committee will be eligible to participate in the Plan provided they have a minimum period of continuous service with the Company or a Participating Subsidiary, such period to be determined by the Committee from time to time, but in all events not to exceed two years, subject to the additional limitations imposed herein. Only subsidiaries that satisfy the requirements of Section 424(f) of the Code shall be entitled to participate in the Plan.

           (b) Any provision of this Plan to the contrary notwithstanding, no employee shall be granted an option:

                 (i) if, immediately after the grant, such employee would own, and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company within the meaning of Section 423 of the Code; or

                 (ii) which permits the employee's rights to purchase stock under all employee stock purchase plans, as defined in Section 423 of the Code, of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time; or

                 (iii) if the employee's customary employment does not meet certain requirements for length of employment determined by the Committee from time to time; provided, however, that any such requirement for length of employment shall comply with Section 423 of the Code.

     4. Offerings. The Executive Compensation Committee may authorize the Committee to make one or more annual offerings to employees to purchase stock under this Plan. The term of any offering, except the first offering, shall be for a period of 12 months' duration. For each offering, each eligible employee shall be granted an option to purchase a number of shares of the Company equal to $25,000 divided by 100% of the Fair Market Value of a share of stock of the Company on the date immediately preceding the Effective Date of the Offering (as defined in Paragraph 12(a) hereof).

     In addition, once options to purchase an aggregate of 750,000 shares have been granted to participating employees pursuant to the terms of the Plan, any additional grants to a participating employee who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), are subject to approval by the Company's shareholders, or the shareholders of a Participating Subsidiary, as the case may be.

     5. Participation. An employee eligible on the Effective Date of any Offering (as defined in Paragraph 12(a) hereof) may participate in such offering by completing and forwarding a payroll deduction authorization form to his appropriate payroll location before August 1st of the offering period. The form will authorize a regular payroll deduction from the employee's pay.

     6. Deductions. The Company or its Participating Subsidiary will maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a regular payroll deduction in multiples of $5.00.

     7. Deduction Changes. An employee may increase or decrease his payroll deduction by filing a new payroll deduction authorization form before August 1st of the offering period. The change may not become effective sooner than the next pay period after receipt of the form. A payroll deduction may be increased only once and reduced only once during the term of any offering period.

     8. Withdrawal From Participation in an Offering. An employee may, at any time and for any reason, withdraw from participation in an Offering under this Plan, upon advance written notice to the Committee. An employee who withdraws from an Offering may elect in writing, on a form provided by the Committee, to receive a cash refund of the entire balance in his payroll deduction account (partial refunds are not permitted), or to retain the entire balance in such account and use it to purchase shares of the common stock of the Company, in such Offering, under Paragraph 9 of this Plan. Any employee who withdraws from an Offering under this Plan may resume participation in such Offering only once, provided he does so before August 1st of such offering period.

     9. Purchase of Shares.

           (a) Each employee participating in an offering under this Plan will be entitled to purchase as many whole shares of common stock of the Company as can be purchased with the total payroll deductions credited to his account during the specified offering periods in the manner and on the terms herein provided.

           (b) The purchase price for a share granted under any offering will be the lower of either:

                 (i) the Offering Price of 85% of the Fair Market Value of a share of common stock of the Company on the Effective Date of the Offering; or

                 (ii) the Alternative Offering Price of 85% of the Fair Market Value of a share of common stock of the Company on the day one year from the Effective Date of the Offering;

      provided, however, that the purchase price shall not be less than par value.

           (c) As of the date one year from the Effective Date of the Offering, the account of each participating employee shall be totaled and the Alternative Offering Price determined. If a participating employee shall have sufficient funds in his account to purchase one or more full shares at the lower of either the Offering Price or the Alternative Offering Price as of that date, the employee shall be deemed to have exercised his option to purchase such share or shares at such lower price, his account shall be charged for the amount of the purchase and a stock certificate shall be issued to him as of such day. The balance of any payroll deductions credited to his account during the offering shall be refunded to him in cash or shall remain credited to his account and used to purchase shares of common stock of the Company in the next Offering under this Plan, as he so elects. If the employee does not participate in the next Offering, the balance that remains credited to his account shall be refunded to him in cash.

     10. Interest. Unless otherwise determined by the Executive Compensation Committee, interest will not accrue on any employee payroll deduction accounts.

     11. Registration of Certificates. Certificates will be registered only in the name of the employee. If an employee makes written request to the Committee, the Committee may cause the certificates to be issued in his name jointly with a member of his family with right of survivorship.

     12. Definitions.

           (a) "Effective Date of the Offering" shall be the date established by the Committee in making any offering under this Plan.

           (b) "Fair Market Value" shall be the closing price of the common stock of the Company on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal on the applicable valuation date hereunder, or if no sale of common stock of the Company is made on the NYSE on any such date, then the closing price of the common stock of the Company on the next preceding day on which a sale was made on said NYSE.

     13. Rights as a Shareholder. None of the rights or privileges of a shareholder of the Company shall exist with respect to shares purchased under this Plan unless and until such full shares shall have been duly issued.

     14. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to him at such time and the balance in his account shall be paid to him or, in the event of his death, to his estate. Transfer of a participating employee from the Company to a Participating Subsidiary or vice versa shall not constitute termination of employment.

     15. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee and are exercisable only by him.

     16. Application of Funds. All funds received or held by the Company or any Participating Subsidiary under this Plan may be used for any corporate purpose and need not be segregated.

     17. Adjustment in Case of Changes Affecting the Common Stock of the Company. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class shall be issued in respect of the outstanding common stock, or the common stock shall be changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the total number of shares authorized to be offered in accordance with Paragraph 1, the number of shares subject to each outstanding option, the option price applicable to each such option, and/or the consideration to be received upon exercise of each such option shall be adjusted in a fair and reasonable manner by the Committee. In addition, the Committee shall, in its sole discretion, have authority to provide, in appropriate cases, for (i) acceleration of the exercise date of outstanding options or (ii) the conversion of outstanding options into cash or other property to be received in certain of the transactions specified in the preceding sentence upon effectiveness of such transactions.

     18. Amendment of the Plan. The Board, the Executive Compensation Committee or the Committee may at any time, or from time to time, amend this Plan in any respect; provided, however, that no amendment shall be made without the approval of a majority of the common stock of the Company then issued and outstanding and entitled to vote if shareholder approval is required for such amendment under applicable tax, securities or other law. Any action taken by the Board, the Executive Compensation Committee or the Committee pursuant hereto that is otherwise inconsistent with the terms and conditions hereof shall be given effect and be deemed to be an amendment hereof as related to such action, to the extent allowed by this Paragraph 18, so as to make such terms and conditions consistent with such action.

     19. Termination of the Plan.

           (a) This Plan and all rights of employees under any offering hereunder shall terminate:

                 (i) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair and consistent with Section 423 of the Code; or

                 (ii) at any time, at the discretion of the Board or the Executive Compensation Committee.

           (b) Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

     20. Governmental Regulations. The obligation to sell and deliver shares of the Company's common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

     21. Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the committee shall be indemnified by the Company or a Participating Subsidiary against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company or a Participating Subsidiary) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, that such Committee member is liable for gross negligence or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company or a Participating Subsidiary the opportunity, at its own expense, to handle and defend the same.

                                                                    APPENDIX C

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                          MILWAUKEE, WISCONSIN  53217







                              February 18, 1997



Mr. Jon F. Chait:

     Please refer to our letter agreement dated August 3, 1991, as amended by a letter agreement dated March 12, 1992 (as amended, the "Prior Agreement"), concerning your compensation and other benefits as an employee of Manpower Inc. (the "Company"), successor to Manpower International Inc. We have agreed to the following modifications of the Prior Agreement:

           1. Subparagraph 2 of the Prior Agreement is modified to provide that the incentive bonus to which you will be entitled for each fiscal year of the Company, beginning with the year ending December 31, 1997, will be determined in accordance with Schedule A attached hereto in lieu of the amount previously specified for any incentive bonus.

           2. Notwithstanding the foregoing or any other provision of the Prior Agreement, you will not be entitled to receive the incentive bonus provided under paragraph 2 of such agreement for the year ending December 31, 1997, or any subsequent fiscal year unless the shareholders of Manpower Inc. approve the bonus arrangement set out in Schedule A at the 1997 annual meeting of shareholders by the vote required under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     Except as expressly modified by the foregoing, the Prior Agreement will remain in full force and effect.

     To confirm your agreement with the terms of this letter, kindly sign a copy in the place provided below and return it to the Company.

                                        Sincerely,

                                        MANPOWER INC.


                                        By: /s/ Mitchell S. Fromstein
                                            --------------------------------
                                        Mitchell S. Fromstein, President and
                                        Chief Executive Officer

I hereby confirm my agreement with
the terms of this letter.


/s/ Jon F. Chait
----------------------------------
Jon F. Chait

                                   SCHEDULE A

                            Incentive Bonus Formula



                                Amount of Bonus is 25%
                                ----------------------
Adjusted Net Profit Before Tax   of Following Amount
------------------------------  ----------------------
$44 Million or less             None

More than $44 Million but       1% of Adjusted Net
equal to or less than $49       Profit Before Tax in
Million                         excess of $44 Million

More than $49 Million but       $50,000 plus 1-1/2%
equal to or less than $59       of Adjusted Net
Million                         Profit Before Tax in
                                excess of $49 Million


More than $59 Million           $200,000 plus 1-3/4%
                                of Adjusted Net
                                Profit Before Tax in
                                excess of $59 Million

"Adjusted Net Profit Before Tax" shall mean the net profit (or loss) before income taxes, cumulative effects of changes in accounting principles, and extraordinary items, shown on the year-end audited Consolidated Statement of Operations of Manpower Inc. and subsidiaries with the following adjustments:

a. Add to income the aggregate charges included for base salaries, incentive bonuses, or severance (and charges for withheld employment taxes on such items) paid or payable to Messrs. Fromstein and Chait.

b. Add to income the aggregate charges included for employee noncash compensation items.

c. Add to income any charges included for the amortization of goodwill, restructuring, losses resulting from the disposition of real estate or businesses, and other unusual items, and subtract from income any gains included resulting from the disposition of real estate or businesses and other unusual items.

Notwithstanding the foregoing, charges included for the amortization of goodwill or restructuring will not be added back with respect to any year to the extent determined by the Executive Performance Compensation Committee of the Board of Directors of Manpower Inc. in its sole discretion.

                                                                APPENDIX D

                                 MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                          MILWAUKEE, WISCONSIN  53217








                              February 18, 1997



Mr. Terry A. Hueneke:

     We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Manpower Inc. (the "Company"):

           1. For so long as you remain employed by the Company, you will be paid base compensation at a rate equal to Three Hundred Fifty Thousand Dollars ($350,000.00) per year or such greater amount as may from time to time be approved by the Board of Directors of the Company, payable in accordance with the Company's regular payroll practices. Your base compensation will not be reduced below the amount so approved by the Board of Directors from time to time.

           2. For so long as you remain employed by the Company, you will be entitled to an incentive bonus for each fiscal year of the Company in an amount determined in accordance with Schedule A attached hereto. Such incentive bonus for any fiscal year will be paid to you in cash within seventy-five (75) days after the last day of such fiscal year.

           3. For so long as you remain employed by the Company, the Company will provide you, when and as you become eligible therefor, with all benefits of employment

Mr. Terry A. Hueneke
February 18, 1997
Page 2



      generally made available to the Company's executive or key management personnel as of the date hereof or as hereafter made available, including benefits available under any group life insurance, savings or any similar plans or arrangements (collectively, the "Benefits Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans, or with other plans or arrangements providing you with at least equivalent benefits. Except as otherwise expressly provided herein, you will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of similar rank. You also will be entitled to vacations and perquisites in accordance with the Company's policies as in effect from time to time for executive or key management personnel.

           4. Notwithstanding the foregoing, you will not be entitled to receive the incentive bonus provided under paragraph 2, above, for the year ending December 31, 1997, or any subsequent fiscal year unless the shareholders of Manpower Inc. approve the bonus arrangement set out in Schedule A at the 1997 annual meeting of shareholders by the vote required under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Mr. Terry A. Hueneke
February 18, 1997
Page 3

     To confirm your agreement with the terms of this letter, kindly execute a copy in the place provided below and return it to us.

                                        Sincerely,

                                        MANPOWER INC.


                                        By: /s/ Mitchell S. Fromstein
                                            --------------------------------
                                        Mitchell S. Fromstein, President and
                                        Chief Executive Officer

I hereby confirm my agreement with
the terms of this letter.


/s/ Terry A. Hueneke
----------------------------------
Terry A. Hueneke

                                   SCHEDULE A

                            Incentive Bonus Formula





Specified Operating Unit Profits  Amount of Bonus
--------------------------------  ---------------
$20,000,000 or less               None

More than $20,000,000             1% of Specified
                                  Operating Unit
                                  Profits in excess
                                  of $20,000,000

"Specified Operating Unit Profits" will mean the sum of the Operating Unit Profit for the fiscal year in each of the United States, Canada, Mexico, South America, the Caribbean, and Australia. "Operating Unit Profit" for any such region will mean the revenues less direct costs of operations for the region, further reduced by branch and head office selling, general and administrative expenses for the region, as shown in the management reports of the Company. In addition, "Specified Operating Unit Profits" may be further reduced by charges relating to operations in any such region for any year for amortization of goodwill, restructuring or interest to the extent determined by the Executive Performance Compensation Committee of the Board of Directors of the Company in its sole discretion.